Certain portions of the exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

OPERATING AGREEMENT FOR DELTA LIFTOFF LLC

A Nevada Limited-Liability Company

This Operating Agreement (the “Agreement”) is effective as of the date the Articles of Organization for “Delta Liftoff LLC,” a Nevada Limited-Liability Company (the “Company”), were filed and recorded with the Nevada Secretary of State. This Agreement is entered into between those persons who have subscribed for membership interests in the Company as evidenced by their signatures to this Agreement (hereinafter collectively referred to as the “Members”):

The Members have formed the Company, a limited-liability company pursuant to Chapter 86 of the Nevada Revised Statutes, as amended (“Chapter 86”), and applicable Nevada laws, to be governed accordingly to the terms and conditions as hereinafter set forth.

1.NAME.

The name of the Company shall be: Delta Liftoff LLC.

2.DEFINITIONS.

Definitions for certain terms, words and phrases used in this Agreement are as follows:

2.1“Agreement” or “Operating Agreement” means this Operating Agreement dated September 2, 2022, as amended from time to time with the written consent of all its members.

2.2“Articles of Organization” or “Articles” means the Articles of Organization of Delta Liftoff LLC, as amended from time to time.

2.3“Board of Managers” shall mean collectively all of the Managing Members of the Company.

2.4“Chapter 86” shall mean Chapter 86 of the Nevada Revised Statutes (“NRS”), as amended, or any corresponding applicable provisions of succeeding law.

2.5“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.

2.6“Company” shall mean Delta Liftoff LLC.

2.7“Manager” means the Member, Members, or non-member(s) who are referred to as the Manager in Section 6 hereof as the member-managed or manager-managed Manager, or any successor or successors.

2.8“Member” means any holder of a Membership Interest in the Company who has become a Member pursuant to the terms of this Agreement, and as set forth in Exhibit “A” of this Agreement.

2.9“Membership Interest” or “Interest” shall mean the respective right of a Member or Interest Holder to an allocated share of the economic benefits of the Company, including net profits, net losses, and distributions, and with respect to Members, the right to vote on matters as to which this Operating Agreement requires or permits Members to vote.

2.10“Net Cash Flow” means the income of the Company reduced by any payments made by the Company. Both determined on the cash basis.

2.11“Net Losses” means the net loss of the Company, computed in accordance with Code Section 703, applied consistently with prior periods.

2.12“Net Profits” means the net income of the Company, computed in accordance with Code Section 703, applied consistently with prior periods.

2.13“Property” means any real or personal property in which the Company has any right, title or interest.

2.14“Regulations” shall mean the regulations issued by the U.S. Treasury Department under the Code.

2.15“Substitute Member” means any Transferee who, in addition to the rights of an assignee, shall be admitted as a Member with all rights and obligations pertaining thereto.

2.16“Tax Matters Member” means the party designated pursuant to the Code to receive all notices from the Internal Revenue Service that pertain to the tax affairs of the Company and referred to in the Code as the Tax Matters Partner.

2.17“Transferee” means a third person or entity to which a Transferring Member sells, transfers, encumbers, assigns or otherwise disposes of all or any part of the Member’s Interest in the Company.

2.18“Transferring Member” means a Member who voluntarily sells, transfers, encumbers, assigns or otherwise disposes of all or any part of the Member’s Interest in the Company to any third person or entity.

3.PRINCIPAL OFFICE/REGISTERED OFFICE.

3.1Principal Office.

The principal office of the Company in the State of Nevada shall be located at: •

The Company may have such offices, either within or without the State of Nevada, as the Manager may designate or as the business of the Company may from time to time require.

3.2Registered Office.

The agent for service of process in the State of Nevada and the address of the registered office of the Company shall be:

INCORP SERVICES, INC.

3773 Howard Hughes Pkwy Ste 500S Las Vegas, NV 89169-6014

The registered office and agent may be changed from time to time by action of the Manager and by filing the prescribed form with the Nevada Secretary of State.

4.PURPOSES, POWERS AND SPECULATIVE NATURE OF BUSINESS.

4.1Purpose.

The Company is principally organized for such lawful purposes as the Members may from time to time authorize as permitted under Chapter 86. The specific purposes of the Company are to produce and commercialize the virtual reality VR Application entitled “S.T.A.R.S. VR Project at Delta Liftoff”.

4.2Powers.

The Company shall have all the powers granted to a limited-liability company under the laws of the State of Nevada.

4.3Nature of Business.

The Members herein acknowledge and agree that the business the Company intends to engage in is speculative in nature and that no guarantees can be made as to future success and/or returns.

5.TERM.

The Company shall commerce its existence on the date its Articles of Organization are endorsed by the Nevada Secretary of State and shall only terminate when dissolved as provided in this Agreement, the Articles of Organization, or by statute.

6.MANAGEMENT.

6.1Manager.

The Company shall be Manager Managed and shall be managed by a person or corporation appointed as the Manager by a majority in Interest of the Members. The initial Manager shall be Jason Walsh (the “Manager”). The Manager shall not be required to be but may be a Member.

6.2Term of Manager.

6.2.1 The Manager shall hold office until the Manager resigns or is removed in accordance with Section 6.3 to this Agreement. If a Manager should die or become legally incapacitated as determined by a court of competent jurisdiction or by written opinion of two (2) physicians licensed in the incapacitated Manager’s state of residence, then the successor trustee/personal representative of the deceased or incapacitated Manager shall become a Manager in his place. If the successor trustee/personal representative of the deceased or incapacitated Manager is not the spouse of that Manager, then the successor trustee/personal representative of the deceased or incapacitated Manager may only become a Co-Manager upon unanimous written consent of the other Manager(s).

6.2.2 The death, resignation or removal of a trustee of a revocable trust of a Member shall not be considered an event which creates a vacancy in the position of Manager or Co-Manager, except as set forth in 6.2.1, as long as the pertinent revocable trust agreement provides for a successor trustee or a means of selecting a successor trustee of that trust.

6.3Removal of Manager.

Any Manager may be removed from office without cause by a vote of the Members holding not less than 75% membership interest.

6.4General Obligations.

The Manager shall cause to be filed original or amended documents and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited-liability company under the laws of the State of Nevada and any other states or jurisdictions in which the Company engages in business and, if required by law, shall execute and cause to be recorded appropriate original or amended documents in each country in each such other state in which the Company owns real Property. Unless the Code of Regulations require otherwise, the Manager will serve as the Tax Matters Member.

6.5General Authority.

Subject to the provisions of Sections 6.8 and 6.9, the Manager shall have complete and exclusive control over the management of the business and affairs of the Company. If there is a Board of Managers or multiple persons within a company designated as the Manager having control over management of the business of the Company, the rights and powers of the Manager shall be exercised among them as they may agree among themselves, but in the absence of such an agreement or in the event of deadlock or other lack of decision pursuant to such agreement, they shall be bound by the majority vote of the Members. Notwithstanding the above, all leases of Property, for whatever duration, must be approved by the Manager. Except as provided in Sections 6.8 and 6.9 hereof, the Members shall have no right to participate in the management or control of the business and affairs of the Company and shall have only the voting rights specifically set forth in this Agreement or as otherwise required and not subject to waiver under Chapter 86. In addition to this general management authority, the Manager shall have the following specific rights, subject to compliance with the other provisions of this Agreement:

6.5.1 To operate, manage, and collect income from any Property of the Company in accordance with this Agreement;

6.5.2 To borrow money from banks, other third party lenders or the Members on terms and conditions which the Manager deems reasonable, and to pledge, mortgage and grant security interests or deeds of trust in or on any Property owned by the Company as security for the payment of indebtedness authorized by the Agreement;

6.5.3 To oversee production and commercialization of V.R. Applications of the Company.

6.5.4 To make any reasonable expenditures for the organization, operation and conduct of the business and affairs of the Company and to negotiate, execute, acknowledge, file, record, deliver and perform any agreements and instruments considered necessary or appropriate by the Manager for the conduct of the Company business and affairs in accordance with this Agreement or for the implementation of the powers granted under this Agreement;

6.5.5 To prepay, modify, amend, renew, or extend any authorized Company indebtedness;

6.5.6 If such Manager serves as the Tax Matters Member for the Company, to make any and all elections for federal, state and local tax purposes including any election, if permitted by applicable law, to adjust the basis of Property pursuant to Sections 754, 734(b) and 743(b) of the

Code or successor statutes, or comparable provisions of state or local law, in connection with transfers of any Membership Interest in the Company and Company distributions;

6.5.7 To invest Company funds in commercial paper, government securities, certificates of deposit, time deposits, bankers’ acceptances, money market funds, or similar investments having a maturity generally considered to be short term;

6.5.8 To employ or engage and compensate persons to assist in the operation and maintenance of the Company and its Property and to perform the Company’s administrative services, accounting services, independent auditing services, legal services, and other reasonably necessary services for the benefit of the Company;

6.5.9 To pay all organization expenses incurred in the creation of the Company; and

6.5.10 To file or record any amendments to the Agreement or other forms required by the Nevada Secretary of State for the operation of the Company pursuant to Chapter 86.

6.6Scope of Duties.

6.6.1 The Manager shall not be required to devote its full time to the business or affairs of the Company but shall devote the time of its employees as is reasonably necessary to perform the duties of the Manager under this Agreement and to prudently manage and operate the Company’s business properties.

6.6.2 Notwithstanding that any Member shall be a Manager, the Member shall be entitled to participate in other business activities or projects and shall not be obligated to offer participation in such projects to the Company or any other Member of the Company.

6.7Limitation of Liability and Indemnification of Members.

6.7.1 The Manager shall not be personally liable for the return of any capital contribution of any Member or for any profits thereon, and any return of capital or profits shall be made, if at all, solely from the assets and business of the Company;

6.7.2 Except as otherwise provided herein, the Manager shall not be liable to the Company or the Members for any act or omission in connection with the business or affairs of the Company so long as the Manager against whom liability is asserted acted in good faith on behalf of the Company and in amanner reasonably believed by theManager to be within the scope of authority under this Agreement and in the best interests of the Company, unless such act or omission constitutes gross negligence, intentional misconduct, fraud, or knowing violation of law;

6.7.3 To the extent not otherwise covered by liability insurance, the satisfaction of the indemnity obligations of the Company under Section 6.7 of this Agreement shall be from and limited to the assets of the Company, and no Member shall have any personal liability for satisfaction of such indemnity obligations, other than the separate personal guarantees made by one or more of the Members. In the event a final determination is made by a court or pursuant to the arbitration provisions of this Agreement that the Company is not obligated for any amounts previously paid to it or on behalf of any Manager, the Manager shall refund that amount within thirty (30) days of the final court determination;

6.7.4 In the event there is more than one Manager at a time any alleged liability arises under this Agreement or in favor of any Member against the Managers, the liability of each

Manager shall be joint and several. Multiple Managers shall have the right separately to agree upon indemnification and contribution obligations among themselves;

6.7.5 The Company or its successor, trustee or receiver shall indemnify, defend and hold harmless the Manager against all claims, demands, actions, losses, liabilities, damages, costs and expenses, which after the date of this Agreement arise out of the Company or its business or affairs, including reasonable attorneys’ fees incurred in defending all such matters. However, this indemnification shall apply only if the Manager against whom a claim, action or demand is asserted has acted in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of authority under this Agreement and in the best interests of the Company, and only if the act or omission underlying the claim, action or demand did not constitute gross negligence, intentional misconduct, fraud, or a knowing violation of law.

6.8Binding Authority.

The signature of the Manager shall be sufficient to bind the Company to any agreement or on any document or instrument. In the event there is more than one individual or entity serving as Manager, the signature of any one Manager shallbe sufficientto bindthe Company to any agreement or on any document or instrument. Each Member and other Interest Holder agrees not to assert any claim to the effect that execution or performance of any such instrument or document breached this Agreement of the duties of the Manager, against any person dealing with the Manager in good faith and without actual notice of the asserted claim at the time of the delivery of the instrument or document; provided, however, that this Section 6.8 shall not be construed to limit any recourse by any Member against the Manager. Any person dealing with the Company may rely upon a certificate signed by the Manager or, in the event of multiple Managers, any of the Managers, as to (a) the identity of any Member, (b) any fact relevant to the Company and (c) the due authority of the person purporting to act on behalf of the Company.

6.9Vote Restrictions on Manager Authority.

Without the unanimous vote or written consent of all the Members, no Manager shall, on behalf of the Company, directly or indirectly;

6.9.1 Do any act in contravention of this Agreement, as amended from time to time;

6.9.2 Do any act which would make it impossible to carry on the ordinary business of the Company, provided that actions of the Manager in accordance with the purposes of the Company or rights and powers granted under this Agreement shall not be considered to breach this clause;

6.9.3 Confess any judgment or settle any claims asserted against the Company;

6.9.4 Possess Company Property, or assign rights in any Company Property, for other than a Company purpose;

6.9.5 Except as limited by Section 6.6.2 of this Agreement, knowingly perform any act that would subject any Member to liability as a general partner of a partnership in any jurisdiction;

6.9.6 Commingle funds of the Company with funds of any other person;

6.9.7 Lend to any person any of the cash funds or other Company Property;

6.9.8 Borrow funds on behalf of the Company;

6.9.9 Mortgage, pledge, hypothecate or authorize or grant any security interest to, lien in or on company property for the purpose of securing repayment of the personal indebtedness of any of the Members;

6.9.10 Purchase or lease Company Property from the Company or sell or lease Property to the Company;

6.9.11 Guarantee the indebtedness of any person or cause, suffer or permit any Company Property to secure or become collateral for any indebtedness of any person other than the Company;

6.9.12 Amend the number of Managers set forth in Section 6.1 of this Agreement;

6.9.13 Unless such Manager has been appointed as the Tax Matters Member for the Company, as provided herein, extend the statute of limitations for assessment of tax deficiencies against the Company and/or its Members with respect to adjustments to the Company’s federal, state or local tax returns;

6.9.14 Unless such Manager has been appointed as the Tax Matters Member for the Company, as provided herein, represent the Company, the Members or Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company, the Members and any Interest Holders in their capacities as such, or to execute any agreement or other documents relating to or affecting tax matters, including agreements or other documents that bind the Members and Interest Holders with respect to tax matters or otherwise affect the rights of the Company, Members and Interest Holders;

6.9.15 Prosecute or defend claims by or against the Company or affecting title to Company Property, and, unless such Manager has been appointed as the Tax Matters Member for the Company, to contest any determination by the Internal Revenue Service or any state or local taxing authority as to any matters affecting the Company, any Members or Interest Holders;

6.10Insurance.

At all times that the Company owns real Property or remains in operation, to cause the Companyto obtain andmaintain fire andothercasualty,rentalincomeor interruption,generalliability, workers compensation, automobile and other insurance, as well as liability insurance for its Manager and Members, in such amounts and from insurers customarily required or acceptable for these purposes.

7.COMPENSATION AND EXPENSES OF MANAGER.

7.1.1 The Manager and any officers or employees of the Manager, shall not be entitled to any compensation for acting as Manager, unless otherwise agreed by the unanimous vote of the Members. The Company will reimburse the Manager for all reasonably necessary expenses incurred for account, travel and other costs incurred by the Manager in connection with the performance of management obligations.

7.1.2 As part of this Agreement, the Company requires that each Member and/or Manager pay for his or her own expenses when conducting business for the Company out of his or her own funds when the Company is not solvent. These expenses will then be allowed as UPE (Un-reimbursed Personal Expenses) on the Member’s and/or Managers Federal and State income tax return.

8.RIGHTS AND RESTRICTIONS OF MEMBERS.

8.1Restrictions of Members.

No Member, in the capacity as such, shall do any of the following without the express written consent or vote of all Members:

8.1.1 Borrow or lend money on behalf of the Company;

8.1.2 Borrow money from the Company;

8.1.3 Lend money to the Company;

8.1.4 Purport to or sell, mortgage, lease or otherwise dispose of or encumber Property of the Company;

8.1.5 Sell, assign, pledge or mortgage a Member’s Interest in the Company, except as otherwise provided in Section 15;

8.1.6 Purchase any real estate or equipment on behalf of the Company;

8.1.7 Exercise or represent to any third party that such Member has the right to exercise any of the powers of the Manager described in this Agreement.

8.2Admission of New Members.

New Members may be admitted to the Company only upon the written consent of all of the existing Members.

9.MEETINGS.

9.1Annual Meetings.

The annual meeting of the Members shall be held at the time and place designated in writing by the Manager. Should the date of the annual meeting fall upon a legal holiday, then the annual meeting shall be held at the same time and place on the next day that is not a legal holiday.

9.2Special Meetings.

Special meetings of the Members may be called at any time by any Manager of the Company or by Members holding at least twenty five percent (25%) of the outstanding Membership Interests by delivering written notice of such meeting to the Manager.

9.3Voting Rights.

For the purpose of approving or taking action required or permitted to be taken or approved by the Members under this Agreement, except as otherwise required by Chapter 86, Members shall be entitled to vote in proportion to their percentages of Membership Interests (as set forth in Exhibit “A”,attachedheretoandincorporatedhereinbyreference),wheresuchMembershipInterestsinclude voting rights with respect to the matter or matters at hand. Moreover, if applicable, where the rights of any differing class of Membership Interests not having voting rights with respect to the matter or matters at hand, if thematter to be voted on would materially alter or adversely affect such non-voting

Membership Interests, such affected Members shall be entitled to vote separately on the matter in proportion to their Membership Interests to the extent the matter may materially alter or adversely affect such Membership Interests.

9.4Notice.

The Manager of the Company shall cause written notice of the annual meeting, and any special meeting, to be given to each Member entitled to vote at the meeting, either in person, by facsimile, or by first-class mail, postage pre-paid, not less than ten (10) days nor more than sixty (60) days prior to such meeting. The notice shall specify the place, the day, and the hour of such meeting. In addition, the notice of any special meeting shall specify the purpose or purposes for which the meeting is called. Notice shall be deemed delivered by first-class mail if mailed to the address of each Member as such Member’s address appears on the Company’s records.

9.5Waiver of Notice.

Any meeting of the Members, however called and notice or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if all the Members are present, and if either before or after the meeting, sign(s) a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records or made a part of the minutes of the meeting.

9.6Adjourned Meetings and Notice Thereof.

Any Members’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the unanimous vote of Members present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any such meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of any adjournment or of the business to be transacted at an adjourned meeting. However, when any Members’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

9.7Action by the Members Meetings; Quorum; Majority.

The Members may only vote upon matters as to which the Members are authorized to take action pursuant to this Agreement or by applicable law and not subject to modification or waiver. Except as specifically otherwise provided herein, Members may vote, approve a matter or take any action by the vote of Members at a meeting, in person or by proxy or without a meeting by written consent. For any meeting of Members, the presence in person or by proxy of more than fifty percent (50%) of the Membership Interests at the time of the action taken constitutes a quorum for the transaction of business. Any official action taken by the Members shall require a majority vote of the Members or their fiduciary representatives, unless a unanimous vote of the membership is required elsewhere in this Operating Agreement. If any Membership Interest has been transferred under this Agreement to persons who are Transferee Interest Holders but who have not been admitted as Substitute Members, the voting rights associated with such Interests shall not be considered outstanding for purposes of any vote by Members under this Agreement unless by the terms of the transfer the assigned Transferee retains such voting rights of the Transferring Member where the Transferring Member is entitled to assign such rights to a Transferee pursuant to Section 15 of this Agreement or state law. For all purposes of this Agreement, Members shall be determined as of the date of giving notice of the meeting or as the date of the notice for proposed action by written consent without a meeting.

9.8Action by Written Consent.

Any action may be taken by the Members without a meeting if authorized by the written consent of Members owning at least fifty-one percent (51%) of the Membership Interests, or such higher percentage as required under Chapter 86 or this Agreement. In no instance where action is authorized by written consent need a meeting of the Members be called or noticed.

9.9Place of Meeting of Members.

The first meeting of the Members shall be held at the place designated by the Manager in the notice of the meeting, and thereafter at such place as may be designated in the notice of any meeting of the Members.

10.CAPITAL CONTRIBUTIONS AND MEMBER’S INTERESTS.

10.1Initial Capital or Other Contributions.

The parties will contribute the following initial capital or other contributions to the Company:

(a)STARS-VR, LLC (“Stars”) will contribute the non-exclusive license (the “License”) to use its licensed intellectual property from Space Force Association to allow the Company to utilize the license for the purpose of creating the VR Application.

(b)Incubara Capital Corp. (“Incubara”) will contribute US$975,000 (the “Required Amount”) within 180 days of the date of this Agreement as follows: (i) US$200,000, of which CA$39,000 has been contributed by Incubara to the Company as at the date hereof, within 60 days of the date of this Agreement, (ii) US$200,000 within 90 days of the date of this Agreement and (iii) US$575,000 within 180 days of the date of this Agreement (collectively, the “Payment Schedule”).

10.2Membership Interest.

Each Membership Interest shall equal the percentages as agreed to in Exhibit “A”. Provided however that in the event Incubara fails to make a contribution in accordance with the Payment Schedule (a “Missed Payment”) its Membership Interest shall be reduced and Stars’ Membership Interest correspondingly increased by 1% point for each US$25,000 of shortfall in relation to the balance of the Required Amount. Upon the occurrence of a Missed Payment, Incubara will lose the right to make payments towards the balance of the Required Amount to the Company. (For greater certainty, if, for example, Incubara contributes only US$190,000 by the date that is 60 days following the date of this Agreement, its Membership Interest would be reduced from 39% to 7.6%)

10.3Other Subsequent Contributions.

Subsequent capital contributions, other than those specified in Section 10.1 of this Agreement, shall be made in such amounts and at such times as the Members shall from time to time agree by a unanimous vote of the Members.

11.CAPITAL ACCOUNTS.

Separate capital accounts shall be maintained by the Company for each Member in accordance with Code Section 704(b) and the Regulations promulgated thereunder, representing the Member’s respective capital contributions to the Company.

11.1Increase in Capital Account.

The capital account of each Member shall consist of the original contribution to capital by the Member, increased by the following:

11.1.1 The fair market value of any additional Property contributed by the Member to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take under Code Section 752);

11.1.2 Additional contributions by the Member of cash; and

11.1.3 The Member’s share of the Company’s Net Profits allocated to the Member pursuant to Section 12, including income and gain as computed for book purposes in accordance with Regulations, ‘1.704-1(b)(2)(iv)(g).

11.2Decrease in Capital Account.

The capital account of the Member shall be decreased by the following:

11.2.1 The amount of money distributed to the Member by the Company pursuant to Section 14;

11.2.2 The fair market value of Property distributed to the Member by the Company (net of liabilities secured by such Property that the Member is considered to assume or take under Code Section 752); and

11.2.3 Allocations to the Member for the Company’s loss and deductions, including loss and deductions computed for book purposes described in Regulations, ‘1.704-1(b)(2)(iv)(g).

11.3Special Allocation for 704(c) Property.

In cases where Code Section 704(c) applies to Property of the Company, the Members’ capitalaccounts shallbe adjustedin accordance with Regulations, ‘1.704-1(b)(2)(iv)(g)for allocations to the Members of depreciation, depletion, amortization, gain, and loss, as computed for book purposes, with respect to such Property.

11.4Special Allocation for Revaluation.

The capital accounts of the Members may be adjusted to reflect a revaluation of Company Property (including intangible assets such as goodwill) on the Company’s books, to the extent provided in Regulations, ‘1.704-1(b)(2)(iv)(f).

11.5Elections by Tax Matters Member.

The Tax Matters Member may make all elections for federal income tax purposes, including an election to adjust the basis of the Company’s Property pursuant to Code Sections 734, 743 and 754, in the event of the transfer of an Interest in the Company or the distribution of Property by the Company. The Members’ capital accounts shall be adjusted to the extent provided in Regulations, ‘1.704-1(b)(2)(iv)(m).

11.6Purpose of Section 11.

The provisions of this Section 11 regarding the maintenance of capital accounts are intended to comply with Code Sections 704(b), as amended, and the rules and regulations promulgated thereunder. Notwithstanding anything to the contrary contained in this Section 11, the Members, by unanimous consent may modify themethod by which capital accounts are maintained, provided such changes are consistent with Code Section 704 and the rules and regulations promulgated thereunder.

12.PROFITS AND LOSSES.

12.1Net Profits and Losses.

After giving effect to the special allocations set forth in Sections 12.2, 12.3 and 12.4, Net Profits and Net Losses shall be allocated and credited to the Members’ respective capital accounts in proportion to the respective Membership Interests.

12.2Special Allocations.

12.2.1 Except as provided in Section 12.2.2 hereof, if any Member unexpectedly receives any adjustment, allocations or distributions described in Regulations, ‘1.704-1(b)(2)(ii)(d)(4)(5), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the adjusted capital account deficit of such Member as quickly as possible.

12.2.2 Notwithstanding any other provision of this Section 12.2, if there is a net decrease in Company minimum gain for any Company fiscal year, the minimum gain charge back requirement contained in Regulations, ‘1.704-2shallapply and each Member mustbe allocated items of Company income and gain for that year equal to that Member’s share of the net decrease in Company minimum gain. This Section 12.2.2 is intended to comply with the minimum gain charge back requirement of the Regulations and shall be interpreted consistently therewith.

12.3Curative Allocations.

The allocations set forth in Section 12.2.1 and 12.2.2. (the “regulatory allocations”) are intended to comply with certain requirements of Code Section 704 and Regulations promulgated thereunder. Notwithstanding any other provisions of this Section 12 (other than the regulatory allocations), the regulatory allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items and the regulatory allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the regulatory allocations had not occurred.

12.4

In the event that Incubara shall provide allof the Required Amount all profits shall be allocated 75% to Incubara and 25% to Stars until such time as Incubara has received distributions of profits equal to the Required Amount. Thereafter profits and losses shall be allocated proportionate to the membership interests.

12.5Federal Income Tax.

It is the intent of this Company and its Members that this Company will be governed by the applicable provisions of Subchapter K, of Chapter 1 of the Code unless an alternative selection is made.

13.INTEREST AND COMPENSATION.

Members will not be credited with interest on their capital accounts, and unless unanimous of the other Members agree, Members in their capacity as Members shall not be entitled to salary for services rendered on behalf of the Company.

14.DISTRIBUTIONS TO MEMBERS.

14.1Distributions.

The Manager shall determine the amount of cash, if any, available for distribution at such times as the Manager deems advisable. The distribution shall be based upon all relevant factors, including, but not limited to, the operating expenses and debt service of the Company, sums expended by the Company for capital expenditures and a reasonable reserve for working capital.

14.2Amount of Distributions.

No distribution shall be made if, after the distribution is made, the assets of the Company are less than all liabilities of the Company, except liabilities to Members on account of the contributions.

14.3Allocation of Distributions.

Subject to 14.6 distributions shall be made in proportion to the Membership Interests in the Company, as of the date of distribution, unless otherwise agreed by the unanimous vote of the Members.

14.4Monthly Distributions.

After the Company has commenced commercial operations, on a monthly basis, the Manager may distribute to each Member an amount equal to that Member’s allocable share of Net Cash Flow calculated on a monthly basis, unless otherwise agreed to by the unanimous vote of the Members.

14.5Mandatory Distributions.

Except as provided in Sections 14.1 and 14.2 above, the Manager shall, as soon as possible after the filing of the Company’s tax return, distribute to each Member an amount equal to that Member’s allocable share of Net Profits as shown on the tax return multiplied by the highest marginal income tax rate applicable to individuals under the Code and reduced by any distributions received by the Member.

14.6

In the event that Incubara shall provide all of the Required Funding all distributions of income shall be paid 75% toIncubara and 25% to Stars until suchtime as Incubarahas received distributions of profits aggregating to the Required Amount.

15.RESTRICTIONS ON TRANSFER OF A MEMBER’S INTEREST.

15.1Rights of First Refusal.

Except as specifically provided herein, no Transferring Member shall voluntarily sell, transfer, encumber, assign or otherwise dispose of all or any part of the Member’s Membership Interest in the Company to any Transferee without first offering to sell the Membership Interest to the Company. The Transferring Member shall send to the Company a proposed written offer executed by the potential Transferee stating (1) the exact Interest to be purchased by the Transferee, (2) the amount of the purchase price, (3) the terms for the purchase and (4) the qualifications of the Transferee, if any are required, to own a Membership Interest in the Company.

Within thirty (30) days after receipt of the written offer by the Company, the Company may purchase the Interest of the Transferring Member on the terms set forth in the offer by the Transferee. The exercise of the option by the Company shall be determined by the vote of the Manager.

Within five (5) days of the Company’s failure to exercise any right of first refusal described in this Section 15, the Manager of the Company shall forward to each of the other Members of the Company a copy of the Transferee’s written offer together with a statement that the Company has elected not to exercise its right of first refusal. The other members shall then have the right to purchase the Transferee’s written offer. Any Member desiring to acquire part or all of the Membership Interest shall deliver to the Manager of the Company a written election to purchase the Membership Interest or a specified portion of such Membership Interest within thirty (30) days of the date of the Company’s notice. If the Company receives notice from a Member electing to purchase in the aggregate more than the Transferring Member’s Interest, each purchasing Member shall have priority, up to the amount of the Interest specified in his or her notice, to purchase such proportion of the Interest as his or her Interest bears to the total Membership Interests of the Company held by Members electing to purchase.

If any Member elects to purchase as specified above, the Manager of the Company shall notify each purchasing Member of the Transferring Member’s Interest as to which his or her election was effective within fourteen (14) days of the expiration of the option period provided to Members described herein. Such Members shall meet the terms and conditions of the purchase within twenty-one (21) days after receipt of the Manager’s notification of the Transferring Member’s Interest as to which such Member’s election was effective.

If the Company and the Members do not exercise the right of first refusal as to the entire Interest of the Transferring Member described in the written offer, the Transferring Member may sell, transfer, assign, encumber or otherwise dispose of the Membership Interest to the Transferee specified in the notice on the exact terms specified on the notice. However, if the Transferring Member does not sell, transfer, assign, encumber or otherwise dispose of the Membership Interest to the Transferee on those exact terms within sixty (60) days after expiration of the time for the Company and Members to exercise the right of first refusal, the Transferring Member must, before disposing of the Membership Interest, re-offer the Membership Interest to the Company and the Members in the manner as set forth in this Section 15. If all of the Members of the Company, other than the Transferring Member, do not approve of the proposed sale, transfer, assignment, or encumbrance by unanimous written consent, the Transferee of the Membership Interest shall have no right to vote or participate in the management of the business and affairs of the Company or to become a Member. The Transferee, unless unanimous written consent is obtained, is only entitled to receive the share of profits or other compensation by way of income, and the return of contributions to which the Transferring Member would otherwise be entitled.

No Transferring Member or any Transferee may exercise any voting rights of a Member except upon admittance by the non-transferring Members of the Transferee as a Substitute Member. No Transferring Member may sell, transfer, assign, encumber or otherwise dispose of less than all of such Member’s Interest.

15.2Rights of Transferee.

In the event the sale, transfer, assignment or encumbrance is approved by unanimous written consent of the remaining Members, the Transferee shall be admitted to all the rights and powers of a Member, and be subject to all the restrictions and liabilities of the Transferring Member. However, pursuant to NRS Section 86.351, the Transferring Member shall not be released from liability to the Company.

15.3Conditions to Transfer.

Notwithstanding the provisions of Sections 15.1 and 15.2 above, no Member shall have the right, voluntarily or involuntarily, to sell, assign, pledge, mortgage, encumber or grant any security interest in or otherwise transfer all or any portion of any Membership Interest, and no such purported transfer need be recognized by the Company, unless all of the following requirements are satisfied:

15.3.1 The transfer shall not of itself cause the Company to be in default under any indebtedness of the Company;

15.3.2 The Transferring Member shall deliver to the Company at the Company’s request an opinion in form and substance and from legal counsel reasonably acceptable to the Manager stating that such transfer does not violate any federal or state securities law, and the Transferee shall deliver such additional document respecting the Transferee’s investor suitability and other legal or investment matters as the Manager may reasonably require; and provided further that the Company shall have no duty to participate in, cause or pay for any registration or qualification procedures under federal or state securities laws;

15.3.3 The Transferring Member shall deliver to the Company a fully executed written agreement of assignment that sets forth the name, address and taxpayer identification number of the Transferee, and the terms of such transfer, provided such terms shall not conflict with any provision of this Agreement.

If any Member is a closely held corporation, or is an unincorporated association or partnership, or limited liability company, the transfer, assignment or hypothecation of any stock or other interest in such corporation, association, partnership or company in the aggregate in excess of fifty percent (50%) shall be deemed an assignment or transfer within the meaning of this Agreement, except as provided in Section 15.5.

15.4Admission of Substitute Members.

Notwithstanding the provisions of Sections 15.1 and 15.2 above, no Transferee shall become a Substitute Member unless the following additional conditions are met:

15.4.1 The Transferee executes, acknowledges and delivers to the Company a written agreement stating that such Transferee agrees to be bound by the provisions of this

Agreement and executes such other instruments as the Manager deems necessary or appropriate for admission as a Substitute Member;

15.4.2 Each Transferee reimburses the Company for all reasonable accounting, legal and other expenses incurred by the Company regarding the transfer and such admission.

15.5Permitted Transfers.

Any Member may, notwithstanding Section 15.1, transfer all or part of the Member’s Interest in the Company:

15.5.1 To the Company upon terms acceptable to all Members;

15.5.2 To any other existing Member upon terms acceptable to the Transferring Member and the acquiring Member, subject to the approval of the Manager and approval by unanimous written consent of the remaining Members; or

15.5.3 To a revocable living trust for the benefit of the Member and/or the Member’s spouse or family members, to the extent allowed by local law. The Trustee shall hold such Member’s Membership Interest subject to the provisions of this Agreement.

15.5.4 To the successor trustee of a Member’s revocable living trust for the benefit of the Member and/or the Member’s spouse or family members, to the extent allowable by local law. The successor trustee shall hold such Member’s Membership Interest subject to the provisions of this Agreement.

15.6Transfer Upon Death of Member.

Within a period beginning with the death of any Member and ending one hundred eighty (180) days following the qualification of the decedent’s executor or administrator, the remaining Member(s) shall have the option to purchase all or any portion of the decedent’s Membership Interest in the Company at the price and on the terms provided in this Agreement. Any surviving Member shall exercise the option hereunder, if at all, by a writing delivered to the personal representative of the deceased Member within the time period set forth in this Section 15.6, subject to the approval of the Manager and approval by unanimous written consent of the remaining Members.

15.7Triggering Events – Involuntary Transfer.

If any of the triggering events listed below occur as to any Member, the Company or the other Members shall purchase all of the Interest owned by the Member. This obligation shall be triggered if any of the following events occur:

15.7.1 A Member is adjudicated as bankrupt, either voluntary or involuntary;

15.7.2 A Member makes an assignment for the benefit of creditors;

15.7.3 A Member’s Interest is subject to a charging order. Pursuant to NRS 86.401, a charging order is the sole remedy available to any judgment creditor of a Member with respect to the income, assets, Property or other rights the Member may have in the Company. It shall be in the Manager’s sole discretion as to how any charging order shall be dealt with, unless otherwise directed by law; however, in no event shall either the charging order or the Manager’s determination as to the disposition of the handling of such charging order afford the judgment creditor any rights beyond the rights as an assignee of the applicable Member’s Membership Interest; or

15.7.4 The execution of any property settlement agreement between any Member and the Member’s spouse, or the entry of any decree of divorce or separate maintenance by a court of competent jurisdiction, wherein the spouse is awarded any Membership Interest or a trust is imposed on said Membership Interest for the benefit of said spouse, then to the extent said Interest is transferred, or to the extent said Interest is subject to the imposition of any such trust or lien, there shall be deemed a triggering event as to the Interest so affected.

When a triggering event occurs, the Company shall give written notice to the Member or his or her representative of its obligation to purchase the Interest andthetermsas set forth inthis Section 15.

15.8Valuation.

The purchase price for any Membership Interest to be purchased under Sections 15.6 and 15.7 of this Agreement shall be as agreed between or among the Members and the selling Member or the personal representative of any decreased Member. In the event the parties do not agree within thirty (30) days of the later of (a) the date giving rise to the option to purchase, or (b) the date of timely exercise of such option, the parties shall select a business appraiser, business broker or independent CPA (“Appraiser”) mutually satisfactory to each of them, whose determination of value (determined net of ordinary and reasonable costs of sale and without any consideration of discounts for minority interest or lack of control) shall constitute the value of the Membership Interest. In the event the parties cannot mutually agree on the selection of a single Appraiser within ten (10) days of expiration of the thirty-(30) day period described above, each party, within ten (10) days thereafter, shall select an Appraiser, and the Appraisers so selected shall mutually select a third. The three Appraisers shall then value the Membership Interest net of ordinary and reasonable costs of sale. The value of the Membership Interest shall equal the average of the appraisals. The parties shall separately bear the costs of the Appraisers which they select, respectively, and shall share equally the cost of the independent Appraiser, if applicable.

15.9Payment.

The consideration foranyMembership Interest transferred under thisAgreementshallbe paid to the Transferring Member or the Transferring Member’s personal representative or successor, as the case may be.

If the event leading to the purchase is the death of any Member, the decedent’s personal representative shall apply for and obtain any necessary court approval or confirmation of the sale of the decedent’s Membership Interest and the Company or the surviving Members shall file the necessary proofs of death and collect the proceeds of any outstanding policies of insurance on the life of the decedent owned by the Company or such Member. If the purchase price is fully funded by proceeds of any such insurance policies, the purchaser shall pay the purchase price. If the purchase price is not fully funded by insurance on the life of the decedent Member, each purchaser shall pay the purchase price in cash up to the full amount of the proceeds of any such insurance policies of which that Member is the policy owner, and shall pay any remaining portion of the purchase price in accordance with the terms of the following subparagraph.

The terms for payment of the purchase price of a Membership Interest (other than amounts by life insurance proceeds as provided in the preceding paragraph) shall be paid pursuant to the terms of a Promissory Note (herein the “Note”) to be executed by the Company or by the Member or Members, as the case may be. The Note shall provide for one hundred twenty (120) equal monthly payments of principal and interest accruing against the balance of the Purchase Price at the prevailing prime interest rate plus one percent (1%) from the date of the Note. The Note shall be dated as of the date the purchase is made. The Note shall provide that the maker may prepay all or any portion of the unpaid principal balance and accrued interest at any time, without penalty. The Note shall include the provision that the entire unpaid principal balance and all accrued interest shall become immediately due and payable upon the happening of any of the following conditions:

15.9.1 Adjudication of bankruptcy of the maker of the Note;

15.9.2 Voluntary or involuntary petition by or on behalf of the maker of the Note for arrangement or reorganization, or for the protection of creditors and the debtor, under the Bankruptcy Act;

15.9.3 Upon default in payment of any of the terms by the maker of amounts required to be paid under the Note;

15.9.4 In the event the sale is to a Member, upon the sale of all, or substantially all, of the Membership Interest in the Company by the Member;

15.9.5 If the sale is to the Company, upon the sale of the Company or all or substantially all of the assets of the Company.

15.10 Governmental Approvals.

The Company agrees to apply for and use its best efforts to obtain all governmental and administrative approvals required, if any, in connection with the purchase and sale of Membership Interests under this Agreement. The Members agree to cooperate in obtaining the approvals and to execute any and all documents that may be required to be executed by them in connection with the approvals. The Company shall pay all costs and filing fees in connection with obtaining the approvals.

16.MISCELLANEOUS SECURITIES ISSUES.

16.1Prohibited “Market” Transfers.

Each Memberhereby covenantsand agrees withthe Companyforthebenefit oftheCompany and all other Members that (a) it is not currently making a market in Membership Interests; (b) it will not transfer any Membership Interest upon an established securities market or a secondary market (or the substantial equivalent) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published), and (c) in the event such regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of a Membership Interest which are commonly referred to as “Matching Services” as being a secondary market or the substantial equivalent thereof, the Member will not transfer any Membership Interest through a Matching Service that is not approved in advance by the Company.

16.2Securities Law Legend.

Each Member hereby agrees that the following legend may be placed upon any counterpart ofthis Agreement,or anyotherdocumentorinstrumentevidencing ownership ofMembership Interest in this Company:

THE SECURITIES REPRESENTED BY THE MEMBERSHIP INTERESTS DESCRIBED HEREIN (1) HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS, (2) HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR IN

CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF, AND (3) MAY NOT BE SOLD OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE FEDERAL REGISTRATION STATEMENT AND STATE QUALIFICATION RELATED THERETO OR AN OPINION OF COUNSEL FURNISHED AT HOLDER’S EXPENSE IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE LAW.

17.DISSOLUTION AND LIQUIDATION.

17.1Events Requiring Dissolution.

The Company must be dissolved upon the occurrence of any of the following events:

17.1.1 The unanimous written consent of all Members; or

17.1.2 The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates a Member’s continued membership in the Company, unless unanimous in Interest of the remaining Members consent in writing to continue the business of the Company, provided there is at least one (1) remaining Member.

17.2Liquidation.

Upon the occurrence of any event requiring dissolution of the business of the Company and the Company is not continued by the consent of a unanimous majority of the remaining Members, the Manager of the Company shall immediately execute and deliver for filing Certificate of Dissolution to the Secretary of State. Upon filing the Certificate of Dissolution the Company shall cease to carry on its business and shall wind up its affairs and liquidate.

17.3Distribution of Assets.

During the liquidation of the Company, the Members shall continue to share Net Profits and Losses in the same proportions as before dissolution. In settling accounts after dissolution, the proceeds from the liquidation of the Company’s assets shall be applied as follows:

17.3.1 To pay off other creditors of the Company, in order of remaining priority, as provided as law, other than remaining debts owed to Members for their contributions;

17.3.2 To the Members first with respect to their Capital Accounts and then with respect to their Membership Interests.

17.4Gains or Losses.

During liquidation, any gain or loss on the disposition of the Company’s Property shall be credited or charged to the Members in accordance with the provisions of Section 11. Any Property distributed in kind in liquidation shall be valued and treated as though the Property were sold for its fair market value and thecash proceeds distributed. The difference between the value of the Property distributed in kind and its book value to the Company shall be treated as a gain or loss on the sale of the Property to be allocated between the Members pursuant to Section 11.

17.5Deficit Capital Account of a Member.

If the Company is liquidated and a Member has a capital account deficit after taking into account all relevant adjustments, the Member shall contribute additional capital to the Company in an amount sufficient to eliminate such deficit by the end of the taxable year in which the liquidation occurred (or, if later, ninety (90) days after the date of liquidation).

18.INDEMNIFICATION.

18.1Indemnification of Member, Employee, or Agent: Proceeding Other Than by Company.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Member or Manager, employee or agent of this Company, or is or was serving at the request of this Company as a Manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees and costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Company, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

18.2Indemnification of Member, Employee or Agent; Proceeding by Company.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procureajudgmentin itsfavorbyreasonofthefactthatheis orwasa Member orManager,employee or agent of the Company, or is or was serving at the request of this Company as a Member or Manager, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees and costs actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in amanner which he reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

18.3Indemnity if Successful.

To the extent that a Member, Manager, employee or agent of the Company has been successfulon the meritsor otherwise in defenseof anyaction, suitorproceeding described in Section 18.1 or 18.2, or in defense of any claim, issue or matter therein, the Company shall indemnify the Member, Manager, employee or agent against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Indemnity shall not apply where a final adjudication determines that the Member, Manager, employee or agent did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful, or where it is established that his acts or omissions involved gross negligence, intentional misconduct or fraud.

18.4Expenses.

Any indemnification under Section 18.1 and 18.2, unless ordered by a court or advanced by the Company, must be made by this Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, employee or agent is proper in the circumstances. The determination must be madeby a unanimous vote of the Members, disregarding the vote of any Member or Manager who was a party to the act, suit or proceeding.

19.COMPANY RECORDS AND REPORTS.

19.1Books and Records.

The Manager shall cause the Company to keep the following:

19.1.1 Complete books and records of account in which shall be entered fully and accurately all transactions and other matters relating to the Company. The Company’s books and records shall be kept in accordance with accounting methods followed for federal income tax purposes;

19.1.2 A current list of the full name and last known business or residence address of each Member set forth in alphabetical order listing the Member’s capital contribution to the Company and Membership Interest owned;

19.1.3 A copy of the Articles of Organization and all amendments thereto and all filings by the Company in Nevada and other states; and

19.1.4 A copy of any then-effective written operating agreement.

19.2Location of Books and Records.

All such books and records shall be maintained at the principal executive office of the Company and also at the registered office of the Company. In each location, such books andrecords shall be available for inspection and copying by, and at the expense of, the Members, or their duly authorized representatives, during reasonable business hours.

20.MISCELLANEOUS PROVISIONS.

20.1Agreement to Perform Necessary Acts.

Each Member agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

20.2Amendments.

The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of unanimous of the Members.

20.3Successors and Assigns.

This Agreement shall be binding on, and shall inure to the benefit of, the Members and their respective heirs, legal representatives, successors and assigns.

20.4Validity of Agreement.

It is intended that each Section of this Agreement shall be viewed as separate and divisible, and in the event that any Section shall be held to be invalid, the remaining Sections shall continue to be in full force and effect.

20.5Notices.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or within seventy-two (72) hours after mailing if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed to the party at his address set forth on the signature page of this Agreement, or other address that any party may designate by written notice to the others.

20.6Governing Law.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the laws of the State of Nevada.

20.7Binding Arbitration and Appraisers.

In the event of any disputes arising among any of the Members, such disputes shall be resolved by vote of the Members. In the event of a deadlock in such vote, the dispute will be resolved by binding arbitration, pursuant to the rules and regulations of the American Arbitration Association, with venue to be had in Clark County, Nevada, unless all of the Members agree otherwise. In the event of mixed questions of valuation and other disputes, or if the Members cannot agree whether the dispute involves solely valuation issues or other issues, then such dispute shall be submitted to binding arbitration in accordance with this Section. The Members expressly and unconditionally waive their right to resolve disputes between or among them by litigation.

20.8Exclusive Jurisdiction.

It is agreed that the Eight Judicial District Court of the State of Nevada, in and for the County of Clark, shall be the sole and exclusive forum for the resolution of any disputes arising among any of the Members which are not encompassed by the arbitration provisions of Section 20.7. The Company and each of the Members expressly and unconditionally confer jurisdiction for the resolution of any dispute not encompassed by the arbitration provisions of Section 20.7 upon such Court. In the event that any litigation commenced in such Court is properly removable to a Federal Court under the laws of the United States of America, such removal shall take place if the legal basis for removal exists; provided, however, that the parties to this Agreement agree that the exclusive venue of the Federal forum for the resolution of any disputes shall be the United States District Court for the District of Nevada, Southern Division, located in Las Vegas, Clark County, Nevada. The Company and each of the Members agree that this is a mandatory forum selection clause.

20.9Counterparts.

This Agreementmaybeexecutedin oneormorecounterparts,eachofwhich shallbedeemed an original, but all of which together shall constitute one and the same instrument.

20.10 Gender and Number.

As used in this Agreement, the masculine, feminine, and neuter gender, and the singular or plural number shall be considered to include the others whenever the context so indicates.

20.11 Attorneys’ Fees.

If any party brings an action or proceeding (including arbitration or appraisal dispute resolution, any complaint, cross-complaint, counterclaims, or third-party claim) against any other party by reason of a default by the other party or otherwise arising out of this Agreement, the non-prevailing party shall pay to the prevailing party in such action or proceeding all of the prevailing party’s costs and expenses of suit (including the costs and expenses of enforcing any judgment or settlement), including reasonable attorneys’ fees and costs, which shall be payable whether or not such action is prosecuted to judgment. “Prevailing party” within the meaning of this Section 20.11 includes a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached, or consideration substantially equal to the relief sought in the action.

20.12 Complete Agreement.

This Agreement, all Exhibits referenced herein, and the Articles of Organization, together constitute the complete and exclusive statement among the Members with respect to the subject matter contained therein. This Agreement, all exhibits referenced herein, and the Articles of Organization, together supersede all prior agreement by and among the Members with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, this Agreement was adopted by a unanimous vote of all the Members of this Company at the organization meeting held on September 2, 2022.

MEMBERS

STARS-VR, LLC

Per: /s/ George Page

Authorized Signatory

INCUBARA CAPITAL CORP.

Per: /s/ Geoff Watson

Authorized Signatory

EXHIBIT “A”

MEMBERSHIP INTERESTS

Percentage of Membership Interest	Member Name and Address
61%	Stars-VR, LLC [Redacted]

39%	Incubara Capital Corp. 6th Floor, 905 West Pender Street, Vancouver, BC, V6C 1L6